Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	Bonnie McBride, Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
858-373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

•	First Quarter Total Revenue Increased 8% Year-Over-Year To $58.4 Million
•	Domestic Sales Increased More Than 600% Year-Over-Year to 21% of Total Revenue
•	South American Sales Increased 7% Year-Over-Year to 61% of Total Revenue

SAN DIEGO, CA, May 9, 2007 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America and the United States, today announced results for the first quarter 2007, ended March 31, 2007.

First Quarter Financial Discussion

“Our first quarter results were mixed as two of our regions, South America and the United States, experienced revenue growth, both year-over-year and sequentially, however, these increases were offset by our Central American region which experienced a significant decrease in handset demand as a result of industry wide excess inventory in the channel for that particular region.” commented Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation. “While we were disappointed with the impact of the slow down in Central America and the effect it had on our gross margins in the first quarter, we believe this situation is only temporary and we believe the region should show an increase in sales as it returns to more normalized results in the second quarter.”

Mr. Ram, continued, “During the first quarter, we began selling the first two products from our new proprietary product line, verykool™. We believe the verykool™ branded products will enable us to better manage product availability, increase our gross margins, and augment our product offerings, resulting in a longer term positive impact on our business model. The first quarter marked a significant step for the company as we introduced the verykool™ products and roadmap, with initial products shipping to carriers in Mexico, Central and South America. We anticipate introducing five additional verykool™ models during the remainder of 2007.”

“As we work toward launching these additional products in our proprietary product family, we also are focused on adding new geographic markets for these new products. We anticipate revenues from the verykool™ product family beginning to ramp in the second half of this year,” concluded Mr. Ram.

First Quarter Financial Results

Total revenues in the first quarter of 2007 were $58.4 million, up 8% when compared to $54.1 million in the first quarter of 2006. Revenue from South America represented 61% of total revenue or $35.4 million, versus $33.0 million in the first quarter of 2006. Revenue from Central America represented 19% of total revenue decreasing to $10.9 million, versus $19.4 million in the first quarter of 2006. Revenue from the United States represented 21% of total revenue, increasing to $12.2 million, versus $1.7 million in the first quarter of 2006. Units shipped in the first quarter increased 10% year-over-year to more than 600,000, offsetting a 5% decrease in average selling price per unit.

	For the Three Months ended
	March 31,
	(unaudited)
	2007	2006	Increase (Decrease)
South America	$35,385,021	$33,031,175	7%
Central America	10,860,333	19,375,215	(44%)
United States	12,158,256	1,720,699	607
Total Revenues	$58,403,610	$54,127,089	8%

Gross profit for the first quarter of 2007 was $3.1 million or 5.4% of total sales, versus $4.2 million, or 7.7% of total sales for the first quarter of 2006. The decline in the gross margin in the first quarter of 2007 was primarily a result of a temporary slow down in sales opportunities in Central America during the first quarter.

Net loss for the first quarter of 2007 was approximately $558,000 or $0.04 per diluted share, compared to net income of $1.2 million, or $0.08 per diluted share in the same quarter a year ago. Excluding non-cash stock option expense, the Company had a non-GAAP net loss of approximately $461,000, or $0.04 per diluted share for the first quarter of 2007, versus a non-GAAP net income of $827,000 or $0.06 per diluted share for the first quarter of 2006.

InfoSonics ended the first quarter with quick assets, cash and accounts receivable, of $57.0 million, versus $68.0 million as of December 31, 2006. The change was primarily the result of higher inventory levels to support increased sales in the United States and prepare for the launch of its verykool™ product family. Fully diluted shares outstanding as of March 31, 2007 increased to 16.1 million as compared to 15.5 million shares outstanding as of March 31, 2006.

	For the Three Months ended March 31, (unaudited)
	2007		2006	Increase (Decrease)
Net Sales		$58,403,610	$54,127,089	8%
Gross Profit		3,148,864	4,179,865	(25%)
Net Income (loss)		(558,133)	1,173,327	(147%)
Non-GAAP Net Income (loss)		(460,684)	826,761	(156%)

Diluted earnings per share:
Net Income (loss)	$	(0.04)	$0.08	(150%)
Net Income (loss) Non-GAAP	$	(0.03)	$0.06	(167%)
Diluted weighted average shares outstanding		16,085,853	15,466,938

Reconciliation of Non-GAAP Financial Measures to the Corresponding GAAP Financial Measures for the Three Months ended March 31, 2007 and 2006 (unaudited)

The following are selected results excluding the impact of SFAS 123R and SFAS 133:

	Three Months ended 3-31-07				Three Months ended 3-31-06
	GAAP			Non-GAAP	GAAP				Non-GAAP
	Actual	Adjustment		Results	Actual	Adjustment			Results

		97,449	(a)				$52,443	(a)
		-					(399,009)	(b)
Net income (loss)	$ (558,133)	$97,449		$ (460,684)	$1,173,327	$	(346,566)		$826,761
Diluted earnings per share	$ (0.04)	$0.00		$ (0.03)	$0.08	$	(0.02)		$0.06

(a)	Eliminates non-cash stock-option compensation charges under SFAS 123R recorded in the three months ended March 31, 2006 and 2007 respectively.
(b)
To eliminate non-cash change in fair value of derivative liability under SFAS 133 recorded in the three months ended March 31, 2006. This derivative liability was reclassified to equity on February 17, 2006.

The Company believes that excluding the impact of SFAS 123R and SFAS 133 from net income provides meaningful supplemental information regarding its financial results for the three months ended March 31, 2007 as compared to the same period in 2006, since both of these items are non-cash. The Company also believes that this financial information is useful in assessing the Company’s historical performance and year-over-year comparisons when planning, forecasting and analyzing future periods.

Investor Conference Call

InfoSonics management will host a conference call today, May 9, 2007, at 1:30 pm PDT (4:30 pm EDT) to review the first quarter 2007 financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (888) 873-4896 and giving the pass code 78462451. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.com.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories in Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (22) the resolution of any litigation against the company and (23) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2006; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

(Tables to Follow)

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,201,544	$30,243,391
Trade accounts receivable, net of allowance for doubtful accounts of $779,008 and $679,552	44,885,428	37,798,284
Inventory, net of reserves of $437,073 and $254,508	18,342,097	11,174,200
Prepaid and inventory in-transit	237,816	162,146
Prepaid expenses	433,846	316,919
Prepaid taxes	1,351,009	973,749
Net assets of discontinued operations	4,209	4,209
Deferred tax assets - current	1,115,000	1,041,000
Total current assets	78,570,949	81,713,899

Property and equipment, net	1,234,093	615,185
Intangible assets	504,000	504,000
Deferred tax assets - non-current	286,298	—
Other assets	155,825	137,381
Total assets	$80,751,165	$82,970,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$22,369,071	$25,648,614
Accounts payable	18,248,520	18,099,984
Accrued expenses	2,417,411	1,261,988
Income taxes payable	31,870	17,100
Total current liabilities	43,066,872	45,027,686

Deferred tax liability - non-current	—	36,000
Total liabilities	43,066,872	45,063,686

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized, 14,400,068 and 14,180,068 shares issued and outstanding	14,400	14,180
Additional paid-in capital	31,101,981	30,751,372
Accumulated other comprehensive (loss)	(24,046)	(8,865)
Retained earnings	6,591,958	7,150,091

Total stockholders’ equity	37,684,293	37,906,779
Total liabilities and stockholders’ equity	$80,751,165	$82,970,465

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Income

	For the Three Months
	Ended March 31,	2006
	(unaudited)
Net sales	$58,403,610	$54,127,089
Cost of sales	55,254,746	49,947,224

Gross profit	3,148,864	4,179,865
Operating expenses	4,031,293	3,096,100

Operating income (loss) from continuing operations	(882,429)	1,083,765

Other income (expense)
Change in fair value of derivative liability	—	399,009
Interest income (expense)	(55,472)	(80,565)

Income (loss) from continuing operations before provision for income taxes	(937,901)	1,402,209
Provision (benefit) for income taxes	(379,769)	227,038

Income (loss) from continuing operations	(558,132)	1,175,171
Gain (loss) from discontinued operations, net of tax	—	(1,844)

Net income (loss)	$(558,132)	$1,173,327

Basic earnings (loss) per share
From continuing operations	$(0.04)	$0.09
From discontinued operations	$-	$(0.00)
Net Income (loss)	$(0.04)	$0.09
Diluted earnings (loss) per share
From continuing operations	$(0.04)	$0.08
From discontinued operations	$-	$(0.00)
Net Income (loss)	$(0.04)	$0.08

Basic weighted-average number of common shares outstanding	14,318,912	12,795,822

Diluted weighted-average number of common shares outstanding	16,085,853	15,466,938

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